Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	November 14, 2017
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Announces Q3 2017 Earnings Call

Chicago (November 14, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT  (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), will hold a public earnings call on Tuesday, November 21, 2017 at 11:30 AM CST to review third quarter 2017 operating and financial results. Allan Swaringen, President and CEO of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter and year.

Date: Tuesday, November 21, 2017
Time: 11:30 AM CST

Dial-in Number (Toll Free): 1-877-407-9205
Dial-in Number (International): 201-689-8054

Replay Number (Toll Free): 1-877-481-4010
Replay ID: 20913

Teleconference Replay Available Until: November 28, 2017 at 11:59 PM CST. The audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $59 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.